Exhibit 99.1
Dollar Tree, Inc. Reports Results for the
Fourth Quarter and Fiscal Year 2021

~ Diluted Earnings per Share of $2.01 for Q4 and $5.80 for Fiscal 2021 ~
~ Consolidated Net Sales Increased 4.6% to $7.08 Billion ~
~ Same-Store Sales: Enterprise +2.5%; Dollar Tree +3.1%; Family Dollar +1.7% ~
~ $1.25 Price Point Conversion Completed at All U.S. Dollar Tree Stores Ahead of Schedule ~
~ Company Introduces Fiscal 2022 Earnings per Share Guidance of $7.60 to $8.00 ~

CHESAPEAKE, Va.--March 2, 2022--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its fourth quarter and fiscal year ended January 29, 2022.
“I am extremely proud of the team’s strong performance through this transformative quarter. We delivered comparable sales increases at Dollar Tree and Family Dollar, both representing improvements from the prior quarter on a two-year stack basis. Our EPS of $2.01 exceeded our $1.69 to $1.79 guidance range,” stated Michael Witynski, President and Chief Executive Officer. “Importantly, we recently completed a successful conversion to a $1.25 price point across all Dollar Tree stores in the U.S., more than two months ahead of schedule, which significantly enhances our ability to provide a meaningful assortment at extreme value to our shoppers. We continue to have terrific performance on other key strategic initiatives, including the expansion of our $3 and $5 Plus assortment in Dollar Tree stores, as well as our Combo Stores and H2 Renovations at Family Dollar.”
Fourth Quarter Results
Consolidated net sales increased 4.6% to $7.08 billion from $6.77 billion in the prior year’s fourth quarter. Enterprise same-store sales increased 2.5%. Same-store sales for Dollar Tree increased 3.1%. Family Dollar same-store sales increased 1.7%.
Gross profit was $2.14 billion for the quarter. Gross margin was 30.2%, compared to 31.8% in the prior year’s quarter. The 160 basis point decrease was driven by higher freight costs and recall-related markdowns, partially offset by improved initial mark-on and favorable product mix, reduced shrink and leverage on distribution costs.
Selling, general and administrative expenses were 22.1% of total revenue, compared to 21.7% of total revenue in the prior year's fourth quarter. The increase was primarily due to higher store payroll, card transaction fees, legal fees, and costs associated with the $1.25 price point conversions at all U.S. Dollar Tree stores.
Operating income for the quarter was $578.8 million compared with $681.6 million in the same period last year and operating income margin was 8.2% compared to 10.1% in the prior year’s quarter.
Net income was $454.2 million in the fourth quarter and diluted earnings per share for the quarter was $2.01, compared to $2.13 in the prior year’s quarter. The Company incurred three untypical items in its fourth quarter that netted to no effect on quarterly earnings per share. A deferred tax benefit of $61.6 million (or $0.27 per share) was offset by debt extinguishment costs of $46.5 million (or $0.16 per share) related to its refinancing, as well as inventory markdowns and related costs of $34.1 million (or $0.11 per share) in connection with the Company’s recent product recall in its Arkansas distribution center and the 404 Family Dollar stores it serves.
During the quarter, the Company opened 174 new stores, expanded or relocated 24 stores, and closed 65 stores. Additionally, the Company completed 23 Family Dollar store renovations. Retail selling square footage at year-end was approximately 128.9 million square feet.

Full Year Fiscal 2021 Results
Consolidated net sales increased 3.1% to $26.31 billion from $25.51 billion in the prior year. Enterprise same-store sales increased 1.0% on a constant currency basis (or 1.1% when adjusted to include the impact of Canadian currency fluctuations), when compared to the prior year. Same-store sales for Dollar Tree increased 2.1% (or 2.2% when adjusted to include the impact of Canadian currency fluctuations). Family Dollar same-store sales decreased 0.1%, representing an increase of 10.4% on a two-year stack basis.
Gross profit was $7.73 billion compared to $7.79 billion in the prior year. Gross margin was 29.4%, compared to 30.5% in the prior year.
Selling, general and administrative expenses were 22.5% of total revenue, compared to 23.1% of total revenue in fiscal 2020. The prior year included $242.8 million, or 1.0% of net sales, in COVID-19-related costs.
Operating income for the year was $1.81 billion, compared with $1.89 billion in the prior year and operating income margin was 6.9%, compared to 7.4% for fiscal 2020.
Net income was $1.33 billion and diluted earnings per share improved 2.7% to $5.80, compared to $5.65 in the prior year.
The Company repurchased 9,156,898 shares for $950 million.
Update on Conversion to $1.25 Price Point
In September 2021, the Company announced plans to introduce a $1.25 price point for the majority of Dollar Tree’s assortment in order to enhance the Company’s ability to expand its offerings, introduce new products and sizes, and meet more of its customers’ everyday needs. In addition, this new pricing strategy has enabled the Company to reintroduce many customer favorites and key traffic-driving products that were previously discontinued due to the constraints of the $1.00 price point. The Company launched the transition in more than 100 stores in October, and later shared its plans to expand to more than 2,000 stores in December 2021 and complete the rollout to all Dollar Tree stores by the end of its first fiscal quarter in 2022. The Company completed the rollout of the $1.25 price point to all of its U.S. Dollar Tree stores in late February 2022, more than two months ahead of schedule.
“I am incredibly proud of the commitment and teamwork that enabled us to execute this key strategic initiative so smoothly and more than two months ahead of schedule. Support teams designed, procured and distributed signage and training materials; field and store teams converted their stores and communicated pricing to shoppers effectively; and, most importantly, our merchant teams are evolving our assortment to drive traffic, productivity, and customer loyalty at the new price point,” added Witynski. “Our shoppers have been very supportive of the change, confirming that consumers continue to choose Dollar Tree for the extreme value our products offer compared to other retailers. As always, we will be relentless in our commitment to offer the best value possible at the $1.25 price point.”
Company Outlook
The Company estimates consolidated net sales for the first quarter of 2022 will range from $6.63 billion to $6.78 billion, based on a low single-digit increase in same-store sales for the enterprise. Diluted earnings per share for the quarter are estimated to be in the range of $1.95 to $2.10.
Consolidated net sales for full-year fiscal 2022 are expected to range from $27.22 billion to $27.85 billion. This estimate is based on a low-to-mid single-digit increase in same-store sales and approximately 2.8% selling square footage growth. Diluted earnings per share are expected to range from $7.60 to $8.00. While share repurchases are not included in the outlook, the Company currently has $2.5 billion remaining under its board repurchase authorization.
For fiscal 2022, the Company plans to open 590 new stores and to renovate 800 Family Dollar stores. The new stores are expected to consist of 190 Dollar Tree stores and 400 Family Dollar stores. Approximately 350 of the new Family Dollar stores will be in the Combo Store format. Additionally, the Company plans to expand the $3 and $5 Plus assortment to more than 1,500 Dollar Tree stores.
“We are dedicated, aligned and focused. The ability to execute our key strategic initiatives is paying off and setting a solid foundation for improved operating performance. We delivered EPS of $5.80 in fiscal 2021 and the high end of our guidance range this year is $8.00, representing a 38% increase,” Witynski concluded. “This year, we are laser-focused on meeting our customers’ needs while driving our initiatives that are delivering the best returns. These initiatives, combined with our strong balance sheet, position us well to deliver long-term value for all of our stakeholders – customers, associates, suppliers, and shareholders.”
Conference Call Information
On Wednesday, March 2, 2022, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-289-0720. A recorded version of the call will be available until midnight Tuesday, March 8, 2022, and may be accessed by dialing 888-203-1112. The access code is 9879297. A webcast of the call is accessible through Dollar Tree's website and will remain online through Tuesday, March 8, 2022.
Dollar Tree, a Fortune 200 Company, operated 16,077 stores across 48 states and five Canadian provinces as of January 29, 2022. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.
Note
Please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today for a description of several proposed class action complaints filed against Family Dollar pertaining to the recall described above and related matters, as well as risks pertaining to the foregoing.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our expectations of continued volatility and uncertainty related to the Family Dollar recall and related matters including proposed class actions; the COVID-19 pandemic; our plans relating to new store openings, renovations and square footage growth; our expectations regarding capital expenditures and share repurchases for fiscal 2022; our plans and expectations concerning various store format initiatives, including our new Combination Stores and Family Dollar H2 renovations; the impact of the $1.25 price point rollout and expansion of our Dollar Tree Plus initiative; our plans and expectations regarding traffic, store productivity, product assortment, operating performance, and net sales, same-store sales, and diluted earnings per share for the first fiscal quarter and full fiscal year 2022; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 16, 2021, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	13 Weeks Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$7,077.4	$6,767.3	$26,309.8	$25,508.4

Other revenue	3.2	0.6	11.4	0.9

Total revenue	7,080.6	6,767.9	26,321.2	25,509.3

Cost of sales	4,940.3	4,615.1	18,583.9	17,721.0

Selling, general & administrative expenses	1,561.5	1,471.2	5,925.9	5,900.4
	22.1%	21.7%	22.5%	23.1%

Operating income	578.8	681.6	1,811.4	1,887.9
	8.2%	10.1%	6.9%	7.4%

Interest expense, net	79.5	34.2	178.9	147.3
Other expense, net	0.1	—	0.3	0.8

Income before income taxes	499.2	647.4	1,632.2	1,739.8
	7.1%	9.6%	6.2%	6.8%

Provision for income taxes	45.0	144.6	304.3	397.9
Income tax rate	9.0%	22.3%	18.6%	22.9%

Net income	$454.2	$502.8	$1,327.9	$1,341.9
	6.4%	7.4%	5.0%	5.3%

Net earnings per share:
Basic	$2.02	$2.14	$5.83	$5.68
Weighted average number of shares	225.0	234.6	227.9	236.4

Diluted	$2.01	$2.13	$5.80	$5.65
Weighted average number of shares	226.3	235.9	229.0	237.3

The information for the year ended January 30, 2021 was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended				Year Ended
	January 29, 2022		January 30, 2021		January 29, 2022		January 30, 2021
	(Unaudited)		(Unaudited)		(Unaudited)		(a)
Net sales:
Dollar Tree	$3,919.1		$3,707.4		$13,922.1		$13,265.0
Family Dollar	3,158.3		3,059.9		12,387.7		12,243.4
Total net sales	$7,077.4		$6,767.3		$26,309.8		$25,508.4

Gross profit:
Dollar Tree	$1,396.5	35.6%	$1,337.0	36.1%	$4,603.6	33.1%	$4,543.8	34.3%
Family Dollar	740.6	23.4%	815.2	26.6%	3,122.3	25.2%	3,243.6	26.5%
Total gross profit	$2,137.1	30.2%	$2,152.2	31.8%	$7,725.9	29.4%	$7,787.4	30.5%

Operating income (loss):
Dollar Tree	$587.8	15.0%	$591.5	16.0%	$1,607.0	11.5%	$1,598.0	12.0%
Family Dollar	86.8	2.7%	183.6	6.0%	543.1	4.4%	655.6	5.4%
Corporate, support and Other	(95.8)	(1.4%)	(93.5)	(1.4%)	(338.7)	(1.3%)	(365.7)	(1.4%)
Total operating income	$578.8	8.2%	$681.6	10.1%	$1,811.4	6.9%	$1,887.9	7.4%

	13 Weeks Ended						Year Ended
	January 29, 2022			January 30, 2021			January 29, 2022			January 30, 2021
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,984	7,982	15,966	7,741	7,865	15,606	7,805	7,880	15,685	7,505	7,783	15,288
New stores	97	77	174	79	45	124	311	225	536	341	156	497
Re-bannered stores (b)	2	—	2	(1)	1	—	1	(1)	—	(4)	5	1
Closings	(22)	(43)	(65)	(14)	(31)	(45)	(56)	(88)	(144)	(37)	(64)	(101)
Ending	8,061	8,016	16,077	7,805	7,880	15,685	8,061	8,016	16,077	7,805	7,880	15,685
Selling Square Footage (in millions)	69.7	59.2	128.9	67.4	57.7	125.1	69.7	59.2	128.9	67.4	57.7	125.1
Growth Rate (Square Footage)	3.4%	2.6%	3.0%	4.3%	1.8%	3.1%	3.4%	2.6%	3.0%	4.3%	1.8%	3.1%

(a) The information for the year ended January 30, 2021 was derived from the audited consolidated financial statements as of that date.
(b) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)

	January 29,	January 30,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$984.9	$1,416.7
Merchandise inventories	4,367.3	3,427.0
Other current assets	257.0	207.1
Total current assets	5,609.2	5,050.8

Property, plant and equipment, net	4,477.3	4,116.3
Restricted cash	53.4	46.9
Operating lease right-of-use assets	6,425.3	6,324.1
Goodwill	1,984.4	1,984.4
Trade name intangible asset	3,100.0	3,100.0
Deferred tax asset	20.3	23.2
Other assets	51.9	50.3

Total assets	$21,721.8	$20,696.0

Current portion of operating lease liabilities	$1,407.8	$1,348.2
Accounts payable	1,884.2	1,480.5
Income taxes payable	82.6	86.3
Other current liabilities	802.0	815.3
Total current liabilities	4,176.6	3,730.3

Long-term debt, net	3,417.0	3,226.2
Operating lease liabilities, long-term	5,145.5	5,065.5
Deferred income taxes, net	987.2	1,013.5
Income taxes payable, long-term	20.9	22.6
Other liabilities	256.1	352.6

Total liabilities	14,003.3	13,410.7

Shareholders' equity	7,718.5	7,285.3

Total liabilities and shareholders' equity	$21,721.8	$20,696.0

The January 30, 2021 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	January 29,	January 30,
	2022	2021
	(Unaudited)

Cash flows from operating activities:
Net income	$1,327.9	$1,341.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	716.0	686.6
Provision for deferred income taxes	(23.2)	30.7
Stock-based compensation expense	79.9	83.9
Amortization of debt discount and debt-issuance costs	8.9	4.0
Other non-cash adjustments to net income	11.2	19.0
Loss on debt extinguishment	43.8	—
Changes in operating assets and liabilities	(733.0)	550.2
Total adjustments	103.6	1,374.4
Net cash provided by operating activities	1,431.5	2,716.3

Cash flows from investing activities:
Capital expenditures	(1,021.2)	(898.8)
Proceeds from governmental grant	2.9	—
Proceeds from (payments for) fixed asset disposition	(1.6)	9.1
Net cash used in investing activities	(1,019.9)	(889.7)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	1,197.4	—
Principal payments for long-term debt	(1,000.0)	(550.0)
Debt-issuance and debt extinguishment costs	(59.3)	—
Proceeds from revolving credit facility	—	750.0
Repayments of revolving credit facility	—	(750.0)
Proceeds from stock issued pursuant to stock-based compensation plans	17.8	17.0
Cash paid for taxes on exercises/vesting of stock-based compensation	(42.4)	(16.9)
Payments for repurchase of stock	(950.0)	(400.0)
Net cash used in financing activities	(836.5)	(949.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.4)	0.9
Net increase (decrease) in cash, cash equivalents and restricted cash	(425.3)	877.6
Cash, cash equivalents and restricted cash at beginning of period	1,463.6	586.0
Cash, cash equivalents and restricted cash at end of period	$1,038.3	$1,463.6

The January 30, 2021 information was derived from the audited consolidated financial statements as of that date.